UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2014

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2014, Grandparents.com, Inc. (the “Company”) entered into amendments (each a “Note Amendment” and collectively the “Note Amendments”) to each of those certain promissory notes dated as of February 26, 2013 (each, a “Promissory Note” and collectively, the “Promissory Notes”) with each of Steven Leber, the Company’s Chairman and Co-Chief Executive Officer, Joseph Bernstein, the Company’s Co-Chief Executive Officer, Chief Financial Officer and Treasurer, Dr. Robert Cohen, a member of the Company’s Board of Directors, and Mel Harris, a current security holder and advisor to the Company (each, a “Lender”) evidencing loans made by each Lender to the Company to fund operations. Each Promissory Note was issued in the original principal amount of $100,000. Pursuant to the Note Amendments, the maturity date of each Promissory Note was extended until the earlier of (i) May 1, 2014, (ii) the closing of a single transaction (whether debt, equity or a combination of both) that results in aggregate gross proceeds to the Company of $10,000,000, or (iii) the acceleration of the maturity of the Promissory Note upon the occurrence of an Event of Default (as defined in each of the Promissory Notes).

The foregoing description of the Note Amendments does not purport to be complete and is qualified in its entirety by reference to the form of Note Amendment to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2014, the board of directors (the “Board”) of the Company appointed Louis P. Karol to serve as a member of the Board to fill a vacancy on the Board. Mr. Karol’s compensation will be similar to that provided to our other non-employee directors, which includes an annual fee of $25,000 payable in quarterly installments, $1,000 for each meeting of the Board attended in person and $500 for each meeting of the Board attended via telephone or other electronic means.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Matthew Schwartz
Matthew Schwartz
Vice President